Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made this 19th day of October, 2018, by and between Park at 95, LLC (“Landlord”) and Collegium Pharmaceutical, Inc. (“Tenant”).

R E C I T A L S:

A.          Reference is made to that certain Office Lease Agreement dated August 28, 2012 by and between 780 Dedham Street Holdings, LLC, the predecessor in title to Landlord, and Tenant, demising approximately 9,675 square feet of rentable square feet of space on the first floor of the building known as Suite 800, located at 780 Dedham Street, Canton, Massachusetts (the “Original Premises”). Said lease, as amended by that certain First Amendment to Lease dated March 24, 2015 (the “First Amendment”) is hereinafter referred to as the “Lease.”

B.          Landlord and Tenant are the current holders, respectively, of the landlord’s and tenant’s interests in the Lease.

C.          Pursuant to the First Amendment, Tenant increased its rentable square footage by adding to the Original Premises approximately 9,660 rentable square feet of space on the first floor of the Building known as Suite 700 (the “Additional Space”), for a total of 19,335 rentable square feet (the “Existing Space”).

D.          Tenant desires to reduce the Existing Space by surrendering to Landlord the Original Premises.

E.          Landlord and Tenant now desire to amend the Lease as set forth herein.

F.          Capitalized terms not defined herein shall have the meanings set forth in the Lease.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.          Surrendered Space.  Effective as of the Delivery Date, Tenant’s rights and obligations under the Lease with respect to the Original Premises shall be, and hereby are, terminated. Tenant shall surrender to Landlord the Original Premises on or before October 31, 2018 (the “Delivery Date”). Effective as of the Delivery Date, and throughout the remaining Term of the Lease (as amended hereby), all references to the Premises in the Lease (as amended hereby) shall be deemed to mean the Additional Space, as identified on the plan attached hereto as Exhibit A (the “Remaining Space”). All of Tenant’s and Landlord’s rights and obligations under the Lease (as amended hereby) regarding the Remaining Space shall survive and continue to be in full force and effect.

2.          Surrendered Personal Property.  Tenant hereby agrees that any furniture remaining in the Original Premises on the day following the Delivery Date shall thereafter become the property of Landlord or, at Landlord’s option, the succeeding tenant, without any warranty by Tenant whatsoever, and Tenant’s rights, interest in, and ownership of said furniture shall thereupon be terminated.

3.          Termination Payment.  In consideration for Landlord’s execution and delivery of this Second Amendment and Landlord’s releasing Tenant from its future obligations under the Lease regarding the Original Premises, Tenant shall pay to Landlord the amount of $66,642.50 (the “Termination Payment”) together with Tenant’s execution and delivery of this Second Amendment.

4.          Tenant’s Pro Rata Share.  Effective on the Delivery Date, Tenant’s Pro Rata Share as set forth in Article I, Section E shall be 11.8%.

5.          Base Rent.  Effective on the Delivery Date, Base Rent for the Remaining Space for the remaining Term of the Lease (as amended hereby) shall be as follows:

Period	Annual Rent	Monthly Rent	Rent Per Square Foot
10/31/18 – 8/31/19	$119,397.60*	$9,949.80	$12.36*
9/1/19 – 8/31/20	$122,971.80	$10,247.65	$12.73

*Annualized amount.

6.          Parking.  The first sentence of the first paragraph of Exhibit E, Section 3, Parking, is hereby deleted in its entirety and replaced with the following:

“Tenant shall have the right to use, on a non-reserved, non-exclusive basis, parking in the parking lot adjacent to the Building at a ratio of four (4) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for thirty-nine (39) motor vehicles based upon Tenant’s occupancy of 9,660 rentable square feet; the foregoing referred to herein as “Tenant's Parking Rights”).

7.          Brokers.  Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Second Amendment other than CBRE, and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Second Amendment, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.  Landlord shall be responsible for any commission due CBRE with respect to this Second Amendment per separate agreement.

8.          Ratification.  In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.  In the event of any conflict or inconsistency between this Second Amendment and the Lease, this Second Amendment shall control.

9.          Miscellaneous.  Each of Landlord and Tenant represents to the other that its signatory hereto has the authority to execute and deliver the same on its behalf.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together will constitute one and the same instrument.  Images of the handwritten signature and acknowledgement (if any) pages of each signatory on this Second Amendment may be executed via an inked or “wet” signature and the executed pages may be delivered using portable document format (i.e., PDF) or similar file type and transmitted via electronic mail and, upon receipt, shall be deemed originals and binding upon the signatories hereto.

[Signatures appear on next page]

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IN WITNESS WHEREOF the parties hereto have executed this Second Amendment to Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

TENANT:	LANDLORD:

Collegium Pharmaceutical, Inc.,	Park at 95, LLC,
a Virginia corporation	a Massachusetts limited liability company

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

REMAINING SPACE PLAN

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